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                                    EXHIBIT 7

                             FORTUNE FINANCIAL, INC.

                          SECURITIES PURCHASE AGREEMENT
















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         THIS SECURITIES PURCHASE AGREEMENT ("Agreement") is made, executed and dated November 15, 2000, by and among Fortune Financial, Inc., a Florida corporation (the "Company"), and Hawkeye, Inc., a Florida corporation ("Hawkeye") and Mid-Ohio Securities Corp., FBO R. Lee Smith (Acct. 15051) ("Smith", together with Hawkeye being the "Purchaser").

                                    RECITALS

         WHEREAS, the Company proposes that the Company issue to the Purchaser and the Purchaser agrees to purchase Promissory Notes in the form of Exhibit F (the "Notes") and Warrants in the form of Exhibit G (the "Warrants," together with the Notes being the "Securities"), upon the terms and subject to the conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. AUTHORIZATION OF STOCK. The Company will authorize the issuance and sale of 200,000 shares (the "Shares," including any such shares issued in substitution therefor pursuant to Section 8) of its Series A Convertible Preferred Stock, $.001 par value, to be designated as its "Series A Convertible Preferred Stock" (the "Stock"). The relative rights, preferences and limitations of the Stock, including, without limitation, the right to convert Shares into shares of the Company's common stock, par value $.025 per share (the "Common Stock"), will be as set forth in the form of the Articles of Amendment of the Articles of Incorporation of the Company attached as EXHIBIT A hereto, as modified to provide provisions concerning adjustment of the conversion price substantially equivalent to those contained in the Warrants with respect to the exercise price thereof or to include such other terms selected by the Purchaser contained in any preferred stock acquired after the date hereof by The Crown Group, Inc. or any other third party (the "Articles of Amendment"). Certain capitalized terms used in this Agreement are defined in Section 9; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.

         2. SALE AND PURCHASE OF SECURITIES. Subject to the terms and conditions herein set forth, the Company agrees that it will issue to the Purchaser, and the Purchaser agrees that it will acquire from the Company, at the Closing, the following:

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2.1       Hawkeye will acquire a Note in the original principal amount of
          $1,200,000 and a Warrant to purchase 495,868 shares of Common Stock for an aggregate consideration of $1,200,000.

2.2 Smith will acquire a Note in the original principal amount of $800,000 and a Warrant to purchase 330,579 shares of Common Stock for an aggregate consideration of $800,000.

2.3 Notwithstanding any other provision of this Agreement the obligations of Smith and Hawkeye herein are several, not joint, and the portion of the consideration paid by each allocable to the Warrant acquired by each is one cent ($.01) per share of Common Stock subject to their respective Warrants.

         3.       CLOSING; PAYMENT OF PURCHASE PRICE.

                 3.1 The sale of the Securities to be purchased by the Purchaser shall take place at the offices of Akerman, Senterfitt & Eidson, P.A., 50 North Laura Street, Suite 2750, Jacksonville, Florida 32202, at 2:00 p.m., local time, at a closing ("Closing") on Wednesday, November 15, 2000, provided the conditions to Closing set forth in Section 4 have been satisfied or waived by the party entitled to waive such condition or on such other date as may be agreed upon by the Company and the Purchaser.

                  3.2 The Company will issue the Notes to, and register the Warrants in the name of, each Purchaser at Closing, and will deliver the Notes and Warrants to each Purchaser dated the date of the Closing and each Purchaser shall deliver to the Company in immediately available funds the Purchase Price to an account designated by the Company. If at Closing, (i) each Purchaser shall fail to tender to the Company the Purchase Price for the Securities, as provided above in this Section 3, other than on account of any of the conditions specified in Section 4 not having been fulfilled or on account of a breach by the Company of any of its obligations under this Agreement, or (ii) if the representations and warranties of a Purchaser contained in Section 6 shall not be true and correct, then the Company shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights the Company may have by reason of such failure.

         4. CONDITIONS TO CLOSING. Each Purchaser's obligation to purchase and pay for the Securities to be sold to the Purchaser at Closing is subject to the fulfillment, prior to or concurrently with such Closing (or, if so stated, within the period set forth), of the following conditions.

                  4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct when made and at the time of the Closing, except as affected by the consummation of the transactions contemplated by this Agreement, and except where the failure of such representations and warranties to be so true and correct would not individually or in the aggregate have a Material Adverse Effect.


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                  4.2 PERFORMANCE. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.

                  4.3 OPINION OF COUNSEL. The Purchaser shall receive within 15 days after the date hereof the favorable opinion of Akerman, Senterfitt & Eidson, P.A., counsel for the Company, substantially in the form set forth in EXHIBIT B or as reasonably acceptable to Purchaser's counsel and dated the date of the Closing.

                  4.4 ARTICLES OF AMENDMENT. The Articles of Amendment shall have been duly approved by the Company's Board of Directors.

                  4.5 REGISTRATION RIGHTS AGREEMENT. Each Purchaser shall have received a fully executed counterpart of the Registration Rights Agreement substantially in the form set out in EXHIBIT C (the "Registration Rights Agreement"), such agreement shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived.

                  4.6 NO ACTIONS PENDING. There shall be no suit or formal action by any Governmental Authority or any other Person or any other legal or administrative proceeding pending or to the knowledge of the Company threatened which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith.

                  4.7 COMPLIANCE WITH SECURITIES LAWS. The offering and sale by the Company, at or prior to the Closing, of the Securities pursuant to this Agreement shall have been made in compliance with all applicable requirements of federal and state securities laws.

                  4.8 DOCUMENTS. All documents and instruments incident to the transactions contemplated by this Agreement shall be reasonably satisfactory to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser may reasonably request.

                  4.9 RESERVATION OF COMMON STOCK. The shares of Common Stock initially issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon conversion of the Shares.

                  4.10 SHAREHOLDERS' AGREEMENT. Persons holding a majority of the outstanding shares of Common Stock as of the date hereof and at Closing shall have executed and delivered to Purchaser a Shareholders' Agreement in the form of EXHIBIT D attached hereto (Shareholders' Agreement") and such agreements shall not have been rescinded, amended or modified and shall be in full force and effect.

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants that:

                  5.1 ORGANIZATION; STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite

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corporate power and authority to own and operate its properties, to carry on its business, to enter into and perform all of its obligations under this Agreement, the Securities and the Registration Rights Agreement, to issue and sell the Securities to be issued and sold at Closing and to carry out the transactions contemplated hereby or thereby.

                  5.2 SUBSIDIARIES. SCHEDULE 5.2 lists as to each Subsidiary of the Company on the date of this Agreement (a) its name, (b) the jurisdiction of its incorporation or organization and (c) the percentage of its issued and outstanding shares or other ownership interests owned by the Company or by another Subsidiary of the Company (specifying such other Subsidiary), as the case may be. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and all such shares indicated in SCHEDULE 5.2 as owned by the Company or by a Subsidiary of the Company are so owned beneficially and of record by the Company or by such Subsidiary, as the case may be, free and clear of any Lien except as indicated in SCHEDULE 5.2.

                  5.3 QUALIFICATION. Each of the Company and its Subsidiaries is duly qualified and in good standing and is authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and in which the failure to qualify would have a Material Adverse Effect.

                  5.4 BUSINESS; FINANCIAL STATEMENTS. The Company has delivered to the Purchaser complete and correct copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1999 and December 31, 1998, and the related audited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the years ended December 31, 1999 and December 31, 1998. Such audited financial statements are hereinafter referred to as the "Financial Statements." The Financial Statements are accompanied by the report of Cherry, Bekaert & Holland, L.L.P., which states that the Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with GAAP, and that the audit by such accountants of the Financial Statements has been made in accordance with generally accepted auditing standards. The Company has also delivered to the Purchaser complete and correct copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2000, and the related unaudited consolidated statement of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the three month period ended on such date. Such unaudited financial statements are hereinafter referred to as the "Unaudited Statements." The Financial Statements and the Unaudited Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise specified therein) and present fairly the financial position of the Company and its Subsidiaries as of the respective dates specified, and the results of their operations and their cash flows for the respective periods specified.


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                  5.5 CHANGES. Since December 31, 1999, except as disclosed in
Commission Documents, neither the Company nor any of the Subsidiaries has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance which would be material to the Company and the Subsidiaries taken as a whole, other than as reserved for or as disclosed in the Company's financials statements; and there has not been any material change in the capital stock of the Company or increase in the long-term debt (other than accretion or scheduled repayments thereof) of the Company and the Subsidiaries taken as a whole, or any change relating thereto which has had a Material Adverse Effect.

                  5.6 CAPITAL STOCK AND RELATED MATTERS. The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock and 500,000 shares of Preferred Stock, $.10 par value per share (the "Preferred Stock"). As of the date hereof, there are (i) no shares of Preferred Stock issued and outstanding, (ii) 7,467,542 shares of Common Stock issued and outstanding, (iii) 565,428 shares of Common Stock issuable upon the exercise of outstanding stock options and warrants and upon the conversion or exchange of outstanding convertible or exchangeable securities, (iv) an aggregate of 1,045,000 shares of Common Stock reserved for issuance under the Company's Incentive Plan, and (v) 476,872 shares of capital stock of the Company held in the treasury of the Company. All issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. The Securities, when issued to the Purchaser in accordance with this Agreement, will be duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth above and on
SCHEDULE 5.6, as of the date hereof, there are no outstanding securities convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or any outstanding rights (either preemptive or other) to subscribe for or to purchase any capital stock of the Company or any of its Subsidiaries or any stock or securities convertible into or exchangeable for any capital stock of the Company or any of its Subsidiaries. Except as set forth on SCHEDULE 5.6, as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire any shares of its capital stock or any convertible securities, rights or options. Neither the Company nor any of its Subsidiaries is a party to, or has knowledge of, any agreement (except as set forth on SCHEDULE 5.6) restricting the transfer of any Securities being purchased hereunder which would affect the transferability of the Common Stock. Except as set forth on SCHEDULE 5.6, as of the date hereof, the Company is not a party to or bound by any agreement or commitment pursuant to which the Company is or could be required to register any securities under the Securities Act of 1933.

                  5.7 TAX RETURNS AND PAYMENTS. The Company and each of the Subsidiaries have filed all material federal, state, local and foreign income, payroll, franchise and other tax returns required to be filed (after giving effect to extensions) and have paid all taxes shown as due thereon, all such tax returns are true, complete and accurate in all material respects, and there is no tax deficiency that has been, or to the knowledge of the Company is likely to be, asserted against the Company, any of the Subsidiaries or any of their properties or assets that would result in a Material Adverse Effect, except for taxes that are being contested in good faith by appropriate proceedings.


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                  5.8 INDEBTEDNESS OF THE COMPANY. SCHEDULE 5.8 correctly
describes all secured and unsecured Indebtedness of the Company and its Subsidiaries (other than intercompany items) outstanding which is individually in excess of $1,000,000 ("Significant Indebtedness") (excluding operating leases), as of October 24, 2000. Neither the Company nor any of its Subsidiaries is in default with respect to any Indebtedness or any instrument or agreement relating thereto, nor to the best of the knowledge of the Company has any event occurred that with the giving of notice or the lapse of time or both would constitute a default thereunder.

                  5.9 TITLE TO PROPERTIES; LIENS. The Company and each of the Subsidiaries have good and marketable title to all real and personal property (other than property which is leased) material to the conduct of the business of the Company and the Subsidiaries, taken as a whole free and clear of all Liens except such as are described on SCHEDULE 5.9 or such as do not in the aggregate have a Material Adverse Effect. Attached to SCHEDULE 5.9 is a copy of the Company's lease for the premises located at 10475 Fortune Parkway, Jacksonville, Florida 32256.

                  5.10 LITIGATION. There is no action or proceeding pending or (to the knowledge of the Company) threatened which questions the validity of this Agreement, the Securities or any action taken or to be taken pursuant to this Agreement, the Securities or the Registration Rights Agreement. Other than as set forth on SCHEDULE 5.10 and as disclosed in Commission Documents, there are no legal or governmental proceedings pending to which the Company or any of the Subsidiaries is a party or of which any property of the Company or the Subsidiaries is the subject, which if determined adversely to the Company or any of the Subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the Company's knowledge, no such proceedings which would in the aggregate have a Material Adverse Effect are threatened.

                  5.11 COMPLIANCE WITH OTHER INSTRUMENTS. To the best of the Company's knowledge, neither the Company nor any of its Subsidiaries is in violation of its articles of incorporation or by-laws, and neither the Company nor any of its Subsidiaries is in violation of any term of any agreement or instrument to which it is a party or by which it is bound or of any applicable law, ordinance, rule or regulation of any Governmental Authority or any term of any applicable order, judgment or decree of any court, arbitrator or Governmental Authority, the consequences of which violation could reasonably be expected to have a Material Adverse Effect. The compliance by the Company with all of the provisions of this Agreement, the Securities and the Registration Rights Agreement, the execution, delivery and performance by the Company of this Agreement, the Securities and the Registration Rights Agreement, the issuance by the Company of the Shares upon conversion of the Notes, issuance of the Common Stock upon the exercise of the Warrants and conversion of the Shares, and the compliance with the terms of the Articles of Amendment will not conflict with or result in a breach or violation of any of the terms and provisions of or require any consent, approval or authorization under any material agreement or instrument to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound or to which any of the property or assets of the Company or any of the Subsidiaries is subject, except shareholder approval of the


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Articles of Amendment and in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

                  5.12 GOVERNMENTAL CONSENTS. Except with respect to any filings, approvals or authorizations required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, 16 C.F.R. Parts 801-803 (the "HSR Act") or by the Florida Department of Insurance, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority on the part of the Company is required for the valid execution and delivery of this Agreement.

                  5.13 CERTAIN FEES. Except as set forth on SCHEDULE 5.13, no broker's or finder's fees or commissions will be payable by the Company with respect to the transactions contemplated by this Agreement and the Registration Rights Agreement, and the Company hereby agrees to indemnify the Purchaser against and agrees that it will hold the Purchaser harmless from any claim, demand or liability for broker's or finder's fees alleged to have been incurred at the instance of the Company or any Person acting on behalf of or at the request of the Company or any agent of the Company in connection with any of the transactions contemplated by this Agreement and the Registration Rights Agreement, and from any expenses, including reasonable legal fees, arising in connection with any such claim, demand or liability.

                  5.14 ENFORCEABILITY. This Agreement, the Securities, the Shareholders' Agreement and the Registration Rights Agreement have been duly authorized and when validly executed and delivered by the Company (assuming the due authorization, execution and delivery thereof by the Purchaser) will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  5.15 INTEGRATION. Neither the Company nor any Affiliate has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities, in a manner that would require the registration of the Securities under the Securities Act.

                  5.16 GOVERNMENT LICENSES. The Company and the Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to so possess such Government Licenses would not, singly or in the aggregate, have a Material Adverse Effect; the Company and the Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have, singly or in the aggregate, a


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Material Adverse Effect; and neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

                  5.17 ENVIRONMENTAL LAWS. Except as described on SCHEDULE 5.17 or except as would not, singly or in the aggregate, result in a Material Adverse
Effect: (a) neither the Company nor any of the Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, or ordinance relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (b) neither the Company nor any of the Subsidiaries is lacking any permits, authorizations and approvals required under any applicable Environmental Laws or are in violation of the requirements of such Environmental Laws, (c) there are no pending or, to the best knowledge of the Company, threatened administrative, regulatory or judicial actions or notices of violation of any Environmental Law against the Company or any of the Subsidiaries and (d) to the knowledge of the Company there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of the Subsidiaries relating to Hazardous Materials or any Environmental Laws.

                  5.18 ERISA. Neither the Company nor any of the Subsidiaries has violated any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules and regulations promulgated thereunder, except for such violations which, singly or in the aggregate, would not have a Material Adverse Effect. If any plan subject to ERISA is adopted, the execution and delivery of this Agreement and the sale of the Shares will not involve any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or
Section 4975 of the Internal Revenue Code of 1986, as amended.

                  5.19 NO LIABILITIES. Neither the Company nor any of its Subsidiaries has any material liabilities or obligations ("Liabilities"), except
(i) as reflected in the notes to the Financial Statements for the year ended December 31, 1999 and not heretofore discharged, (ii) as reflected or reserved against in the unaudited balance sheet of the Company at June 30, 2000 included in the Company's Form 10-Q for the quarter ended June 30, 2000 and not heretofore discharged, (iii) Liabilities incurred in the ordinary course of business since June 30, 2000, (iv) contractual liabilities incurred in the ordinary course of business, (v) Liabilities incurred in connection with any acquisition of another business entity made by the Company after the date hereof, (vi) other Liabilities that do not, singly or in the aggregate, have a Material Adverse Effect or (vii) as disclosed in Commission Documents.

         6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Each Purchaser, as to itself only, hereby represents and warrants as follows:

            6.1 INVESTMENT REPRESENTATIONS.


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                  (a) Each Purchaser understands that none of the Securities,
         Shares nor any Common Stock issuable upon exercise of the Warrants or conversion of the Shares have been registered under the Securities Act and that the certificates for the Securities, Shares and such Common Stock will bear a legend to that effect.

                  (b) Each Purchaser is acquiring the Shares for its account and/or for the account of its Affiliates not with a view toward distribution in a manner which would violate the Securities Act. Neither the Purchaser nor any Person acting on their behalf has taken or will take any action in connection with the transactions contemplated by this Agreement or the offering, sale or issuance of any equity interests in Purchaser which would subject the offering, issuance or sale of the Shares to the provisions of Section 5 of the Securities Act.

                  (c) Each Purchaser represents that is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act (a copy of which is attached hereto as EXHIBIT E) and by reason of its and its Affiliates' business or financial experience, and the business or financial experience of each of the other investors who have or may acquire equity interest in the Purchaser, the Purchaser and its shareholders have the capacity to protect their own interest in connection with the transaction contemplated in this Agreement.

                  (d) Each Purchaser has been given access to all Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company's officers, employees, agents, accountants, and representatives, concerning the Company's business, operations, financial condition, assets, liabilities, and other matters considered by the Purchaser as relevant to its investment in the Securities.

                  6.2 NO BROKERS. The Purchaser represents and warrants to the Company that no broker's or finder's fees or commissions will be payable by the Purchaser with respect to the transactions contemplated by this Agreement and the Registration Rights Agreement, and the Purchaser hereby agrees to indemnify and hold the Company harmless from any claim, demand or liability for broker's or finder's fees alleged to have been incurred at the instance of the Purchaser, its Affiliates or agents or any Person acting on behalf of or at the request of the Purchaser, its Affiliates or agents.

                  6.3 COMPLIANCE WITH LAWS. The Purchaser and its transferees will comply with all filing and other reporting obligations under all Requirements of Law which shall be applicable to the Purchaser with respect to the Securities, the Shares and to the Common Stock issuable or issued on exercise of the Warrants or conversion of the Shares.

                  6.4 POWER AND AUTHORITY; ENFORCEABILITY. Each Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser has taken all actions necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This


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Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws). The Purchaser has sufficient financial means and ability to deliver the Purchase Price for the Securities at Closing.

                  6.5 NO OTHER REPRESENTATIONS. Each Purchaser acknowledges that, in connection with the acquisition of the Shares, no representations or warranties of any type or description have been made to any Purchaser by any Person with regard to the Company, any of its subsidiaries, any of their respective businesses, properties or prospects or the acquisition of the Securities contemplated herein, other than the representations and warranties set forth in Section 5.

         7. AFFIRMATIVE COVENANTS. The Company covenants that from and after the date of Closing:

                  7.1 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants and conversion of the Stock, the number of shares of Common Stock from time to time issuable upon conversion of all of the Stock at the time outstanding. All shares of Common Stock issuable upon exercise of the Warrants and conversion of the Stock shall be duly authorized and, when issued upon such exercise or conversion, shall be validly issued, fully paid and non-assessable.

                  7.2 AVAILABILITY OF INFORMATION. The Company will comply with the reporting requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and will comply with all other public information reporting requirements of the Securities and Exchange Commission (including Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any Restricted Securities. The Company will also reasonably cooperate with each holder of any Restricted Securities in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Securities and Exchange Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Restricted Securities.

                  7.4 STOCKHOLDER APPROVAL. As soon as practicable following the date hereof in preparation for the Company's next annual meeting of stockholders, the Company will take all action necessary in accordance with the Exchange Act, Florida law and its certificate of incorporation and by-laws to obtain the approval of its stockholders of the Articles of Amendment and the transactions contemplated hereby (the "Stockholder Approval"). The Purchaser covenants that it shall cooperate and assist the Company as reasonably required to obtain such Stockholder Approval.

                  7.5 PARTICIPATION RIGHTS. Except with respect to the transactions contemplated by the draft Preferred Stock Purchase Agreement dated as of

November 14, 2000, between the Company and The Crown Group, Inc. (the "Crown Transaction"), the Company shall offer each Purchaser the opportunity to purchase its pro rata share, determined on a fully diluted basis, of all equity securities that the Company may, from time to time, propose to sell.

                  7.6 COLLATERAL. Contemporaneously with the payment in full of the Company's loan from SouthTrust Bank (the "SouthTrust Loan") or such other event as will permit the Company to comply with its obligations under this Section, the Company shall secure the Notes issued hereunder and any other indebtedness to the Purchaser with such collateral as the Company has available to be encumbered to secure such Notes without causing a default under the SouthTrust Loan.

                  7.7 FURTHER ASSURANCES. The Company shall at its expense cooperate with the Purchaser and take all such actions and execute and deliver all such documents, agreements, applications, certificates and requests as Purchasers shall request in order to fulfill the intent of this Agreement and vest in Purchaser the rights and benefits granted hereby and by the Securities including, without limitation, granting collateral to Purchaser and enabling Purchaser to convert the Notes into Stock, convert the Stock into Common Stock, exercise the Warrants and register and sell the Common Stock pursuant to the Registration Rights Agreement.

         8.       REGISTRATION, TRANSFER AND SUBSTITUTION OF CERTIFICATES FOR
STOCK.

                  8.1      STOCK REGISTER; OWNERSHIP OF STOCK.

                  (a) The Company will keep at its principal office a register in which the Company will provide for the registration of the Securities and the Stock and the registration of transfers or conversions or exercises of the Securities and the Stock. The Company may treat the Person in whose name any of the Securities or shares issued upon conversion of any of the Stock are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Securities or shares issued upon conversion of any of the Stock or exercises of the Warrants shall mean the Person in whose name such Securities or shares issued upon conversion of any of the Stock are at the time registered on such register.

                  (b) Upon the surrender of any certificate for Stock, properly endorsed, for registration of transfer or for conversion at the office of the Company maintained pursuant to subsection (a) of this Section 8.1, the Company at its expense will (subject to compliance with Section 8.2 hereof, if applicable) execute and deliver to or upon the order of the holder thereof (i) a new certificate or certificates for the same aggregate number of Shares of Stock less the number of Shares of Stock being converted or transferred, if any, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, (ii) a certificate or certificates for the number of shares of Common Stock to be issued upon conversion of the Shares of Stock so surrendered, if applicable, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, and (iii) a new certificate or certificates for the number of Shares of Stock transferred, if applicable, in the name of the transferee (upon payment by such holder of any applicable transfer taxes).

                  8.2 REPLACEMENT OF CERTIFICATES. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Shares of Stock or shares of Common Stock issued upon the conversion of Shares of Stock and, in the case of any such loss, theft or destruction of any certificate representing Shares of Stock or shares of Common Stock issued upon the conversion of Shares of Stock held by a Person other than the Purchaser, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such certificate representing Shares of Stock or shares of Common Stock issued upon the conversion of Shares of Stock for cancellation at the office of the Company maintained pursuant to subdivision (a) of Section 8.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing shares of Stock or Common Stock of like tenor.

                  8.3 RESTRICTIVE LEGENDS. Except as otherwise permitted by this
Section 8, each certificate for Securities or Stock (including each certificate for Stock issued upon the transfer of any certificate for Stock) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The shares represented by this Certificate and any shares of Common Stock issuable upon conversion of any such shares have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. Such shares and any such shares of Common Stock may be transferred only in compliance with the conditions specified in the Preferred Stock Purchase Agreement dated November 14, 2000 between Fortune Financial, Inc. (the "Company") and the purchaser identified therein. A complete and correct copy of such Agreement is available for inspection at the principal office of the Company and will be furnished without charge to the holder of such shares upon written request."

Except as otherwise permitted by this Section 8, each certificate for Common Stock issued upon the conversion of any of the Stock, and each certificate issued upon the transfer of any such Common Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. Such shares may be transferred only in compliance with the conditions specified in the Preferred Stock Purchase Agreement dated November 14, 2000 between Fortune Financial, Inc. (the "Company") and the purchaser identified therein. A complete and correct copy of such Agreement is available for inspection at the principal office of the Company and will be furnished without charge to the holder of such shares upon written request."

                   8.4 NOTICE OF PROPOSED TRANSFER; OPINIONS OF COUNSEL. Prior to any transfer of any Restricted Securities which are not registered under an effective registration statement under the Securities Act, the holder thereof will give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respects with this Section 8.4. Each such notice shall describe the manner and circumstances of the proposed transfer and shall be accompanied by an opinion of counsel for such holder, which counsel and opinion shall each be reasonably satisfactory to the Company, that the proposed transfer may be effected without registration of such shares of Restricted Securities under the Securities Act. Such holder shall thereupon be entitled to transfer such shares in accordance with the terms of the notice delivered by such holder to the Company. Each certificate representing such shares issued upon or in connection with such transfer shall bear the restrictive legends required by Section 8.3, unless the related restrictions on transfer shall have ceased and terminated as to such shares pursuant to Section
8.5 hereof.

                  8.5 TERMINATION OF RESTRICTIONS. The restrictions imposed by this Section 8 upon the transferability of Restricted Securities shall cease and terminate as to any particular Restricted Securities when such restrictions are no longer required in order to insure compliance with the Securities Act. Whenever such restrictions shall cease and terminate as to any Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense (other than applicable transfer taxes, if any), new certificates for such securities of like tenor not bearing the applicable legends required by
Section 8.3 hereof.

         9.       DEFINITIONS.

                  9.1 CERTAIN DEFINED TERMS. As used in this Agreement the following terms have the following respective meanings:

                  Affiliate: Shall have the meaning attributed thereto under Rule 12b-2 under the Exchange Act.

                  Articles of Amendment: As defined in Section 1 of this Agreement.

                  Closing: As defined in Section 3 of this Agreement.

                  Code: The Internal Revenue Code of 1986, as amended from time to time.

                  Commission Document: All registration statements, proxy statements, reports and other documents (and all amendments thereto) filed by the Company under the Securities Act or the Exchange Act.

                  Common Stock: As defined in Section 1 of this Agreement.

                  Company: As defined in the introduction to this Agreement.

                  Determination Date: The date upon which all adjustments to the per Share "conversion price" of the Stock as specified in EXHIBIT A have been concluded.

                  Exchange Act: At any time, the Securities Exchange Act of 1934, as amended.

                  Financial Statements: As defined in Section 5.4 of this Agreement.

                  GAAP: Generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession; and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

                  Governmental Authority: Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  HSR Act: As defined in Section 5.12 of this Agreement.

                  Incentive Plan: The Company' stock option incentive plan adopted by the Company in 1995, as amended.

                  Indebtedness: With respect to any Person, at a particular time
(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (c) all liabilities secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized, and (e) all guarantees by such Person of any such indebtedness, letters of credit, drafts, liabilities or lease obligations of any other Person; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 60 days or, if overdue for more than 60 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person. The term "Indebtedness" shall not include amounts which have not been drawn under credit facilities, notwithstanding that such amounts when drawn will automatically be secured by an existing Lien.

                  Lien: Any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effects as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

                  Majority in Interest: At any time, the holders of a majority, by number of shares, of the outstanding Shares and the outstanding shares of Common Stock, if any, issued upon conversion of any Shares, such majority to be determined by reference to the number of shares of Common Stock into which all outstanding Shares are at the time convertible.

                  Majority Holders: The holder of a majority, by number of shares, of the outstanding shares of Common Stock, such majority determined as if all shares of Common Stock issuable, upon the exercise of outstanding stock options and warrants and upon the conversion or exchange of outstanding convertible or exchangeable securities, were so issued.

                  Material Adverse Effect: Any effect that is or is reasonably likely to be materially adverse to the properties, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

                  Person: An individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

                  Registration Rights Agreement: As defined in Section 4.5 of this Agreement.

                  Requirement of Law: As to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such

Person or any of its property or to which such Person or any of its property is subject.

                  Restricted Securities: All of the following: (a) any certificates for Stock bearing the applicable legend or legends referred to in
Section 8.3 hereof, (b) any shares of Common Stock which have been issued upon the conversion of any of the Stock and which are evidenced by a certificate or certificates bearing the applicable legend or legends referred to in such Section and (c) unless the context otherwise requires, any shares of Common Stock which are at the time issuable upon the conversion of Stock and which, when so issued, will be evidenced by a certificate or certificates bearing the applicable legend or legends referred to in such Section.

                  Securities Act: At any time, the Securities Act of 1933 as then in effect or any similar federal statute then in effect, and any reference to a particular Section of such Act shall be deemed to include a reference to the comparable Section, if any, in any such similar federal statute.

                  Securities and Exchange Commission: The U.S. Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

                  Shares: As defined in Section 1 of this Agreement.

                  Stock: As defined in Section 1 of this Agreement.

                  Subsidiaries: With respect to any Person, any corporation with respect to which more than 50% of the combined voting power of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

                  Any of the above-defined terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

                  9.2 ACCOUNTING TERMS. As used in this Agreement, and in any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 9.1 and accounting terms partly defined in said Section 9.1 to the extent not defined, shall have the respective meanings given to them under United States GAAP.

                  9.3 OTHER PROVISIONS REGARDING DEFINITIONS: Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant to this Agreement. The words

"hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         10. EXPENSES. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company will pay all of its and the Purchasers' expenses in connection with such transactions and in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or the Securities purchased by the Purchaser hereunder, including, without limitation: (a) the cost and expenses of reproducing this Agreement and the Securities purchased by each Purchaser, of furnishing all opinions of counsel for the Company and all certificates on behalf of the Company, and of the Purchaser's and Company's performance of and compliance with all agreements and conditions contained herein to be performed or complied with by them and it; (b) payment of attorneys' and financial advisors' fees, hourly or otherwise; and (c) the cost of delivering to their principal office, insured to their satisfaction, the Securities sold to the Purchaser hereunder and any Shares delivered to the Purchaser upon any substitution of Shares pursuant to Section 8 and of the Purchaser delivering any Shares, insured to their satisfaction, upon any such substitution. Reference is made to Section 5 of this Agreement for certain agreements among the parties regarding the fees, if any, of brokers and finders.

         11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION; CERTAIN LIMITATIONS. The Company's indemnification obligations and all representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by the Purchaser or on its behalf, and the purchase of the Securities by the Purchaser under this Agreement and any exercise of the Warrants or conversion of any of the Stock or any disposition of any shares of Common Stock issued upon exercise of the Warrants or conversion of any of the Stock; provided that all such representations and warranties (and the indemnities in respect thereof with respect to claims not made prior to such date) shall expire 30 days after the date the Company's audited financial statements for the fiscal year ending December 31, 2000 are publicly filed with the Commission or delivered to the Purchaser. No written (except as explicitly stated therein) or oral statements made by or on behalf of the Company, other than in this Agreement, the Registration Rights Agreement and the exhibits hereto and thereto, shall constitute representations or warranties within the meaning of this Agreement. In no event shall the Purchaser be entitled to the remedy of rescission.

         12. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or modified and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and (a) in the case of any such action prior to the Closing, the Purchaser; and (b) in the case of any other such action, the Majority Holders.

         13. NOTICES. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered, or mailed by first-class mail, postage pre-paid, addressed, (a) if to the Purchaser or any other holder of Shares or shares of Common Stock into which the Shares have been converted, at the address set forth below, or at such other address as the Purchaser or such other holder shall have furnished to the Company in writing, and (b) if to the Company at the address of the Company set forth below, to the attention of its Chief Executive Officer, or at such other address, or to the attention of such other officer, as the Company shall have furnished to the Purchaser and each such other holder in writing.

                  If to a Purchaser:      Hawkeye, Inc.
                                          C/o Arthur L. Cahoon or R. Lee Smith
                                          Rock Creek Capital
                                          1200 Riverplace Blvd., Suite 902
                                          Jacksonville, Florida 32207
                                          Facsimile: (904) 393-9003

                  If to the Company:      Fortune Financial, Inc.
                                          10475 Fortune Parkway, Suite 103
                                          Jacksonville, Florida 32256
                                          Attention: J. John Wortman, President
                                          Facsimile: (904) 363-3856

         14.      INDEMNIFICATION.

                  14.1 GENERALLY. The Company, on the one hand, and each Purchaser, severally, not jointly, on the other hand (each an "Indemnifying Party"), shall indemnify the other from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, settlement costs and expenses of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses) or deficiencies resulting from any breach of a representation and warranty, covenant or agreement by the Indemnifying Party and all claims, charges, actions or proceedings incident to or arising out of the foregoing.

                  14.2 PROCEDURE. Each party entitled to indemnification under this Section 14 (an "Indemnified Party") shall give notice as promptly as reasonably practicable to each party required to provide indemnification under this Section 14 (an "Indemnifying Party") of any action commenced against or by it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have otherwise than on account of this indemnity agreement so long as such failure shall not have materially prejudiced the position of the Indemnifying Party. Upon such notification, the Indemnifying Party shall assume the defense of such action if it is a claim brought by a third party, if and after such assumption the Indemnifying Party shall not be entitled to reimbursement of any expenses incurred by it in connection with such action except as described below. In any such action, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary or
(ii) the named parties in any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed by such Indemnifying Party), but if settled with such consent or if there be final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss, damage or liability by reason of such settlement or judgment. This Section 14 shall survive Closing, except as otherwise provided in Section 11 hereof.

         15. TERMINATION. This Agreement may be terminated (a) by the mutual written consent of the Purchaser and the Company at any time, (b) by either party if any representation or warranty of the other party contained herein proves not to have been true and correct in any material respect when made, or
(c) by either party if the other party materially breaches any covenant hereunder.

         16. PUBLIC ANNOUNCEMENTS. The initial press release or releases concerning the transactions contemplated hereby shall be in the form agreed to by the Company and the Purchaser. Prior to Closing, neither party will issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other, except that either party may make such public disclosure as may be required by law or a court of competent jurisdiction (in which event such party will notify the other party as long in advance as practicable prior to making such disclosure and will, unless not practicable under the circumstances, give the other party the opportunity to comment on the language of the disclosure prior to making such disclosure) or by any national securities exchange on which the Common Stock is listed.

         17. MISCELLANEOUS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each the parties hereto. This Agreement embodies the entire agreement and understanding between the Purchaser and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be construed and enforced in accordance with and governed by the law of the State of Florida without regard to the principles regarding conflicts of laws. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives hereunto duly authorized as of the date first above written.

                                   FORTUNE FINANCIAL, INC., a Florida
                                   corporation

                                   By:
                                        -------------------------------------
                                        J. John Wortman,
                                        President and Chief Executive Officer


                                   HAWKEYE, INC., a Florida corporation

                                   By:
                                        -------------------------------------
                                        Arthur L. Cahoon
                                        President


                                   MID-OHIO SECURITIES CORP., FBO R. LEE
                                   SMITH (Acct. 15051)

                                   By:
                                        -------------------------------------
                                        R. Lee Smith

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A                  Form of Articles of Amendment

Exhibit B                  Form of Opinion of Akerman, Senterfitt & Eidson, P.A.

Exhibit C                  Form of Registration Rights Agreement

Exhibit D                  Form of Shareholders' Agreement

Exhibit E                  Copy of Rule 501(a) of Regulation of D under the
                           Securities Act

Exhibit F                  Form of Promissory Note

Exhibit G                  Form of Warrant

Schedule 5.2               Subsidiaries

Schedule 5.6               Capital Stock and Related Matters

Schedule 5.8               Indebtedness

Schedule 5.9               Liens and Lease Agreement

Schedule 5.10                   Litigation

Schedule 5.13                   Certain Fees

Schedule 5.17                   Environmental Matters

                                    EXHIBIT A

                                     FORM OF

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                             FORTUNE FINANCIAL, INC.

                                ----------------

                          PURSUANT TO FLORIDA STATUTES
                    SECTIONS 607.1002, 607.1005 AND 607.0602

                                ----------------


         Fortune Financial, Inc., a Florida corporation (the "Corporation"), certifies that pursuant to the authority contained in Article III, Section 2 of its Articles of Incorporation, as amended (the "Articles of Incorporation"), and in accordance with the provisions of Sections 607.1002, 607.1005 and 607.0602 of the Florida Statutes, the Board of Directors of the Corporation on November 9, 2000 (the "Adoption Date"), duly approved and adopted, and does hereby file the following Articles of Amendment:

         1. That the name of the Corporation is Fortune Financial, Inc. The corporation was assigned document number 333831 by the Florida Secretary of State.

         2. That Article III, Section 1 of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

                         "ARTICLE III - CAPITAL STOCK

                  1. The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is:

                  (a) 18,000,000 shares of common stock, par value $.025 per share; and

                  (b) 500,000 shares of preferred stock, par value $.001 per share."

         3. That the Articles of Incorporation of the Corporation be amended to add a new Section 5 to Article III that reads as follows:

         "5. Pursuant to Article III, Section 2 of these Articles of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issuance of a series of preferred stock having a par value of $.001 per share, with a liquidation preference of $75 per share (the "Liquidation Preference"), which shall be designated as Series A Convertible Preferred Stock (the "Preferred Stock"), consisting of 500,000 shares having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

         (a) RANKING. The Preferred Stock shall, with respect to distributions upon the liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of preferred stock established after the Adoption Date, by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as "Junior Securities"); (ii) on parity with any additional shares of Preferred Stock issued by the Corporation in the future and any other class of capital stock or series of preferred stock issued by the Corporation established after the Adoption Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Adoption Date, by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and/or distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities"). Notwithstanding the foregoing, a security shall not be deemed to be a "Senior Security" solely because such security has a stated dividend or interest coupon.

         (b)      DIVIDENDS.

         (i) In the event that the Corporation declares, makes or pays any dividends or other distributions upon the Common Stock (whether payable in cash, securities, rights or other property) other than dividends and distributions referred to in paragraph (c)(vi) of this Section 5 of Article III (hereinafter in this Section 5 of

Article III, references to Section 5 or subsections of Section 5 of Article II shall be referred to as "Section 5(_)"), the Corporation shall also declare and pay to the holders of the Preferred Stock, in addition to any dividends payable to them pursuant to the other provisions of this Section 5, at the same time that it declares and pays such dividends or other distributions to the holders of the Common Stock (and with the same record date), the dividends or distributions which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are determined.

         (ii) From and after the Dividend Commencement Date, the holders of shares of Preferred Stock shall be entitled to receive on each Dividend Payment Date in respect of the Dividend Period ending on such Dividend Payment Date (but excluding such Dividend Payment Date), cumulative dividends payable in shares of Preferred Stock at a rate per annum equal to 9% of the Liquidation Preference of each share of the then outstanding Preferred Stock.

         (iii) So long as any shares of Preferred Stock are outstanding, the Corporation shall not pay or set apart for payment any full dividend on any of the Parity Securities or any dividend on any of the Junior Securities (other than dividends in Parity Securities to the holders of Parity Securities or dividends in Junior Securities to the holders of Junior Securities), or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of any of the Parity Securities or any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities or any of the Junior Securities, and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any of the Junior Securities or any such warrants, rights, calls or options, unless the Accrued Dividends on the Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Parity Securities or Junior Securities have been or contemporaneously are paid in full.

         (iv) If the Corporation desires to make a partial dividend payment with respect to any Parity Securities at a time when any Accrued Dividends on the Preferred Stock have not been paid, it may do so as long as dividends upon shares of the Preferred Stock and upon such Parity Securities are paid pro rata so that the amount of dividends paid per share on the Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that the Accrued Dividends per share on the Preferred Stock and the accrued dividends on such Parity Securities bear to each other.

         (c)      CONVERSION RIGHTS.

         (i) After approval or ratification by the shareholders of the Company of the rights contained in this Section 5(c), to the extent required by NASD Rule, a holder of shares of Preferred Stock may convert such shares into Common Stock at any time on or before the third anniversary of the Preferred Stock Issue Date at the option of the holder thereof. Except as set forth in the next sentence, for the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference which shall be divided by the Conversion Price in effect on the Conversion Date (defined below) to determine the number of shares issuable upon conversion. If a holder of shares of Preferred Stock gives written notice (a "Dividend Conversion Notice") to the Corporation at least two Business Days but not more than 60 days prior to giving a notice of conversion pursuant to Section 5(c)(ii)(B) that it will be electing to convert a specified number of shares of Preferred Stock and that it elects to have any Accrued Dividends thereon that are payable prior to the Conversion Date but remain unpaid as of the Conversion Date converted into Common Stock on the Conversion Date (thereby affording the Corporation the opportunity to pay such Accrued Dividends in cash prior to the Conversion Date so that they will not be converted into Common Stock), then for the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference plus the amount of Accrued Dividends thereon that are payable prior to the Conversion Date but remain unpaid as of the Conversion Date, if any, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. Immediately following any such conversion, the rights of the holders of converted Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

         (ii) To convert Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Preferred Stock, (B) notify the Corporation at such office that he elects to convert Preferred Stock and the number of shares he wishes to convert, (C) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required by clause (iv) below. In the event that a holder fails to notify the Corporation of the number of shares of Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practical following the Conversion Date, the Corporation shall deliver a certificate representing the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. Except as expressly set forth in Section
5(c)(i) or in the following provisions of this Section 5(c)(ii), no adjustment will be made for accrued and unpaid dividends on shares of Preferred Stock which have been converted. The holder of record of a share of Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Preferred Stock in accordance with Section
5(b)(i) hereof will be entitled to receive such dividends with respect to such share of Preferred Stock on the corresponding dividend payment date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date. If a holder of Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Liquidation Preference of all shares of Preferred Stock converted.

         (iii) The Corporation shall not issue any fractional shares of Common Stock upon conversion of Preferred Stock. Instead the Corporation shall pay a cash adjustment based upon the Closing Price of the Common Stock on the principal securities market or exchange on which the Common Stock is then listed on the Business Day prior to the Conversion Date.

         (iv) If a holder converts shares of Preferred Stock, the Corporation shall pay any documentary stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name.

         (v) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Preferred Stock in full. The Corporation shall endeavor to list and keep listed on the Nasdaq Stock Market, so long as the Common Stock shall be listed on the Nasdaq Stock Market, all Common Stock issuable upon conversion of the Preferred Stock. All shares of Common Stock that may be issued upon conversion of Preferred Stock shall be fully paid and nonassessable. The Corporation shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Preferred Stock.

         (vi) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for the determination of the holders entitled to such dividends and distributions. For the purposes of this
Section 5(c)(vi), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

         (vii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased, in either case to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (viii) The capital reorganization, reclassification, conversion or exchange of Common Stock into securities, including securities other than Common Stock (other than a reclassification, conversion or exchange in connection with a business combination to which Section 5(c)(xiv) below shall apply), shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock, and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification, conversion or exchange into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification, conversion or exchange shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of Section 5(c)(vii) above).

         (ix) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Preferred Stock pursuant hereto.

         (x) For purposes of this Section 5(c), "Common Stock" includes any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of
Section 5(c)(xiv) below, shares issuable on conversion of shares of Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation on the Preferred Stock Issue Date or shares of any class or classes resulting from any reclassification, conversion or exchange thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which are not subject to redemption by the Corporation, provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications, conversions or exchanges bears to the total number of shares of all such classes resulting from all such reclassifications, conversions or exchanges.

         (xi) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent for the Preferred Stock, if any, a certificate from the Corporation's chief financial officer briefly stating the facts requiring the adjustment and the manner of computing it. In the event of any dispute thereon, the opinion of the Corporation's independent public accountants, if accepted by the Board of Directors of the Corporation, shall be conclusive and binding on the holders of the Preferred Stock absent manifest error.

         (xii) Upon a determination by the Board of Directors of the Corporation, the Corporation from time to time may reduce the Conversion Price if the Board of Directors of the Corporation considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount.

         (xiii)   If:

                  (A) the Corporation enters an agreement to consolidate or merge with, or transfer all or substantially all of its assets to, another Person, and stockholders of the Corporation must approve the transaction; or

                  (B) the Corporation adopts a plan of dissolution or liquidation of the Corporation;

the Corporation shall mail to holders of the Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least 10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A) or (B) of this Section 5(c)(xiii).

         (xiv)    In the case of any

                  (A) consolidation or merger of the Corporation with or into any other Person in which the Common Stock is converted into securities of another Person, or the right to receive cash or assets,

                  (B) transaction consisting of a sale or transfer of all or substantially all the assets of the Corporation in exchange for securities of another Person, cash or assets followed by a liquidation, or

                  (C) capital reorganization or reclassification, conversion or exchange of outstanding shares of Common Stock other than in connection with a business combination,

then, upon consummation of such transaction, each share of Preferred Stock shall automatically become convertible into the kind and amount of securities, or the right to receive cash or other assets, receivable upon the consolidation, merger, liquidation, capital reorganization, conversion, reclassification or exchange by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such consolidation, merger, liquidation, capital reorganization, conversion, reclassification or exchange (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Preferred Stock. If this Section 5(c)(xiv) applies, Sections 5(c)(vi), (vii) and (viii) shall be deemed not to apply. Notwithstanding anything contained herein to the contrary, the Corporation will not effect any transaction of the type referred to in clause (A), (B) or (C) of this Section 5(c)(xiv) unless, prior to the consummation thereof, the Surviving Person (as defined in Section 5(o) thereof, if it is not the

Corporation, shall assume, by written instrument mailed to each record holder of Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, the obligation to deliver to such holder such securities, cash or assets to which, in accordance with the foregoing provisions, such holder is entitled upon conversion. Nothing contained in this Section 5(c)(xiv) shall limit the rights of holders of the Preferred Stock to convert the Preferred Stock in connection with the transaction.

         (xv) In any case in which this Section 5(c) shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Corporation, the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided that such rescission is permitted by and effective under applicable laws.

         (xvi) By action of the Board of Directors of the Corporation, the Corporation may from time to time on or before the second anniversary of the Preferred Stock Issue Date, on the advice of the Corporation's independent public accountants, adjust the Conversion Price by reducing or increasing the Conversion Price for the effect of the following on the Corporation's net income as of the Preferred Stock Issue Date: (A) any positive or negative financial impact of any reinsurance arbitration proceedings pending on the Preferred Stock Issue Date, and (2) any redundancy or deficiency in current loss reserves which appear upon examination as determined by independent actuarial opinions.

         (d) LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the Liquidation Preference per share of Preferred Stock held by such holder, plus Accrued Dividends, if any, to the date fixed for liquidation, dissolution or winding-up, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Corporation. After payment in full of the Liquidation Preference and all Accrued Dividends, if any, to which holders of Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the

Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accrued dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation.

         (e) REDEMPTION AT THE OPTION OF THE CORPORATION. At any time after the third anniversary of the Preferred Stock Issue Date, the Corporation may, at its election, redeem, in whole but not in part, any or all of the shares of the then outstanding Preferred Stock at a per share purchase price equal to the Liquidation Preference of each share of Preferred Stock to be redeemed, plus Accrued Dividends per share, if any, to the date of redemption. The Corporation will mail or cause to be delivered to each holder of the Preferred Stock a written notice of the Corporation's election to redeem shares of Preferred Stock not less than thirty (30) days prior to the date set for the redemption. The notice will state (i) the total number of shares of the Preferred Stock being redeemed; (ii) the number of shares of the Preferred Stock held by the holder that the Corporation intends to redeem; (iii) the aggregate purchase price for the shares of Preferred Stock being redeemed; (iv) the redemption date; and (v) that the holder is to surrender to the Corporation, at the office of the Corporation or the transfer agent for the Preferred Stock, the certificate or certificates representing the Preferred Stock to be redeemed. Such notice shall be accompanied by a representation by the Corporation to the effect that the consummation of the redemption will not render the Corporation insolvent or unable to pay its debts as they become due, as well as an opinion of counsel to the Corporation in form and substance reasonably satisfactory to the holders of the Preferred Stock to the effect that the consummation of the redemption will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under, or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Corporation or any of its subsidiaries under, or give rise to a loss of any material benefit to which the Corporation or any of its subsidiaries is entitled under, or require any consent, approval or authorization under, any indenture, credit agreement or other material agreement to which the Corporation or any of the subsidiaries is a party or by which any of them are bound or to which any of their property is subject, or give the holder of any note, debenture or other evidence of indebtedness the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Corporation or any of its subsidiaries. As soon as practical following the redemption date and receipt of the certificate or certificates representing the shares of Preferred Stock so redeemed, the Corporation shall deliver to the holder the aggregate price payable in respect of the redeemed shares and a new certificate representing the unredeemed portion of the shares, if any. At the effective date of the redemption the redeemed shares shall no longer be deemed outstanding shares of Preferred Stock for any purpose and shall thereafter only be deemed to entitle the holder to receive the redemption price upon surrender of the certificates formerly representing such shares of Preferred Stock.

         (f)      VOTING RIGHTS.

         (i) The holders of Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws and the Florida Business Corporation Act, and except as otherwise required by applicable law, the holders of the Preferred Stock shall not be entitled to vote (or act by written consent) on any matters submitted to the stockholders for a vote (or for action).

         (ii) In the case of any vote otherwise required by law, the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding voting or consenting as the case may be, as one class, shall be required to constitute the vote or consent as the case may be in favor of the matter under consideration.

         (iii) Notwithstanding any other provision hereof, the Corporation in its sole discretion may in accordance with the provisions of applicable law without the vote or consent of any holders of the Preferred Stock amend or supplement this Article III, Section 5 of the Articles of Incorporation:

                  (A) to cure any ambiguity, defect or inconsistency in any manner that does not adversely affect the holders of Preferred Stock;

                  (B) to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock; or

                  (C) to make any change that would provide any additional rights or benefits to the holders of the Preferred Stock or that does not adversely affect the rights under this Certificate of Designation of any such holder.

         (g) MERGER, CONSOLIDATION AND SALE OF ASSETS. Without the vote or consent of the holders of a majority of the then outstanding shares of Preferred Stock, the Corporation may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless, if the Corporation is not the Surviving Person, the Preferred Stock is converted into or exchanged for and becomes shares of such Surviving Person, having in respect of such Surviving Person the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Preferred Stock had immediately prior to such transaction.
The Surviving Person of such transaction shall thereafter be deemed to be the "Corporation" for all purposes of this Article III, Section 5 of these Articles of Incorporation.

         (h) REPORTS. The Corporation will deliver to the holders of the Preferred Stock, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Corporation to its security holders in their capacity as such or by any subsidiary of the Corporation to the Corporation's security holders.

         (i) AMENDMENT. Except as specifically set forth herein, amendments to this Article III, Section 5 of the Articles of Incorporation may be made by the Corporation with the consent of the holders of a majority of the outstanding shares of Preferred Stock and any other approvals required by Florida law.

         (j) EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Article III, Section 5 of the Articles of Incorporation (as may be amended from time to time) and in the Articles of Incorporation, generally. The shares of Preferred Stock shall have no preemptive or subscription rights.

          (k) HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         (l) SEVERABILITY OF PROVISIONS. If any powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Article III, Section 5 of these Articles of Incorporation (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Article III, Section 5 of these Articles of Incorporation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

         (m) RE-ISSUANCE OF PREFERRED STOCK. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Florida) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

         (n) MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the transfer agent (if other than the Corporation).

         (o) CERTAIN DEFINITIONS. As used in this Article III, Section 5 of the Articles of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Accrued Dividends" to a particular date (the "Applicable Date") means
(i) all dividends accrued but not paid on the Preferred Stock pursuant to
Section 5(b)(ii), whether or not declared, prior to the Applicable Date, plus
(ii) all dividends or distributions payable pursuant to Section 5(b)(i) which were not paid or made, and the record date for which occurred, on or prior to the Applicable Date.

         "Adoption Date" means November 9, 2000.

         "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in Jacksonville, Florida are required or authorized by law or other governmental action to be closed.

         "Closing Price" shall mean the closing price of a share of Common Stock, as reported in the Wall Street Journal, on the Nasdaq Stock Market or other national quotation system or other national securities exchange on which the Common Stock is then traded or quoted.

         "Common Stock" means the Common Stock, par value $.025 per share, of the Corporation as presently constituted.

         "Conversion Price" shall initially mean $2.42 per share and thereafter shall be subject to adjustment from time to time pursuant to the terms of
Section 5(c) hereof.

         "Dividend Commencement Date" means, as to each share of Preferred Stock, means the date on which the Preferred Stock is originally issued by the Corporation under this Article III, Section 5 of the Articles of Incorporation.

         "Dividend Payment Date" means each November 1.

         "Dividend Period" means each annual period from a Dividend Payment Date to the next following Dividend Payment Date (but without including such later Dividend Payment Date), provided that the first Dividend Period shall be the period from the Dividend Commencement Date to the next following Dividend Payment Date (but without including such later Dividend Payment Date).

         "Market Value" means the closing bid price of a share of Common Stock on the Nasdaq Stock Market.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any Agency or political subdivision thereof or any other entity.

         "Preferred Stock Issue Date" means the date on which any of the Preferred Stock is originally issued by the Corporation under this Article III,
Section 5 of the Articles of Incorporation.

         "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, in connection with which the Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect subsidiary of a Person, the parent entity also shall be deemed to be a Surviving Person.

4. That the foregoing amendment was adopted by all members of the Board of Directors of this Corporation, without shareholder approval, on November 9, 2000, pursuant to Sections 607.1002, 607.1005 and 607.0602, Florida Statutes. Shareholder action was not required.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by J. John Wortman, President and Chief Executive Officer of the Corporation, on this 14th day of November, 2000.

                                     FORTUNE FINANCIAL, INC.

                                     By:
                                         --------------------------------------
                                         J. John Wortman
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

-----------------------------
CUSIP No. 607235504
-----------------------------





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